Exhibit 23(p)(1)

THE CNL FUNDS

(the “Trust”)

RULE 17j-1 CODE OF ETHICS

This Code of Ethics has been adopted by the Board in accordance with Rule 17j-1 under the 1940 Act.1 Terms that are capitalized in this Code of Ethics are defined in Section 1 below.

This Code of Ethics is designed to ensure that those individuals with access to information regarding the portfolio securities activities of the Trust do not intentionally use that information for their personal benefit and to the detriment of the Trust. It is not the intention of this Code of Ethics to prohibit personal securities activities by Access Persons.

Separate codes of ethics that comply with Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, to the extent applicable or appropriate, govern the Service Providers. This Code of Ethics contains several exclusions from its requirements for Access Persons and/or Investment Persons of the Trust who are also access persons and/or investment persons of the Service Providers. The Trust’s CCO will report his transactions under the Distributor’s Code of Ethics.

1.	DEFINITIONS

(A)	1933 Act is the Securities Act of 1933, as amended.

(B)	1934 Act is the Securities Exchange Act of 1934, as amended.

(C)	1940 Act is the Investment Company Act of 1940, as amended.

(D)	Access Person includes:

(1)	Each trustee and officer of the Trust;

(2)	Each employee (if any) of the Trust or the Trust’s investment adviser (or of any company in a Control relationship with the Trust or the Trust’s investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

(3)	Any director, officer or general partner of a principal underwriter to the Trust who, in the ordinary course of business, makes, participates in or

[1]	The Trust is registered as an open-end, management investment company with the U.S. Securities and Exchange Commission under the 1940 Act.

obtains information regarding, the purchase or sale of Covered Securities by the Trust or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Trust regarding the purchase or sale of Covered Securities; and

(4)	Any natural person in a Control relationship to the Trust or the Trust’s investment adviser who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of Covered Securities by the Trust.

The Trust’s Chief Compliance Officer shall identify the Trust’s Access Persons and notify such persons of their designation as such. A list of the Trust’s Access Persons will be maintained by the Trust’s Chief Compliance Officer.

(E)	Advisers Act is the Investment Advisers Act of 1940, as amended.

(F)	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule or allocation, including a dividend reinvestment plan.

(G)	Beneficial Ownership generally means any interest in a security for which an Access Person or any member of his or her immediate family sharing the same household can directly or indirectly receive a monetary (“pecuniary”) benefit. It shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the 1934 Act, in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder, that, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy a direct or indirect economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in (a) the name of his or her spouse, domestic partner, minor children, or other relatives living in his or her household; (b) a trust, estate, or other account in which he/she has a present or future interest in the income, principal or right to obtain title to the securities; or (c) the name of another person or entity by reason of any contract, understanding, relationship, agreement or other arrangement whereby he or she obtains benefits substantially equivalent to those of ownership.

(H)	Board means the Board of Trustees of the Trust.

(I)	Chief Compliance Officer means the person or persons designated by the Board to fulfill the responsibilities assigned to the Chief Compliance Officer hereunder.

(J)	Control has the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

(K)	Covered Security means any Security, but excluding:

(1)	Direct obligations of the U.S. Government;

(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(3)	Shares of open-end investment companies registered under the 1940 Act (other than exchange traded funds) that are not advised by one of the Service Providers.

(L)	Fund means a series portfolio of the Trust.

(M)	Initial Public Offering or IPO means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(N)	Investment Personnel or Investment Person means:

(1)	Any employee of the Trust, its investment adviser and the sub-adviser to any Fund (or of any company in a control relationship to the Trust or its investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust; or

(2)	Any natural person who controls the Trust or its investment adviser and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by the Trust.

(O)	Limited Offering means an offering or a private placement of securities that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

(P)	Security means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities, or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing, shares of closed-end investment companies, shares of exchange traded funds (whether registered as open-end investment companies or as a unit investment trust), limited partnership interests, limited liability company interests and shares or debt instruments issued in Limited Offerings, or, in general, any interest or instrument commonly known as a “security.”

(Q)	Security Held or to be Acquired by the Trust means:

(1)	Any Covered Security that within the most recent 15 days is or has been held by the Trust or is being considered by the Trust, its investment adviser or the sub-adviser to a Fund for purchase by the Trust; or

(2)	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in subparagraph (1) of this definition.

(Q)	Service Provider(s) means, as appropriate, the Trust’s investment adviser (and such term, when used herein, shall be deemed to include any investment sub-adviser) and principal underwriter.

(R)	Trust means The CNL Funds.

2.	GENERAL PRINCIPLES

Rule 17j-1(b) makes it unlawful for any affiliated person of or principal underwriter for the Trust, or any affiliated person of an investment adviser or principal underwriter for the Trust (which includes their officers, directors, employees and associated persons), in connection with the purchase and sale (directly or indirectly) by such person of a Security Held or to be Acquired by the Trust, to:

(A)	Employ any device, scheme or artifice to defraud the Trust;

(B)	Make any untrue statement of a material fact to the Trust or omit to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances under which they are made, not misleading;

(C)	Engage in any act, practice or course of business which operates or would operate as a fraud or deceit on the Trust; or

(D)	Engage in any manipulative practice with respect to the Trust.

No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) set forth above. The interests of the Trust and its shareholders are paramount and come before the interests of any Access Person. Personal investing activities of all Access Persons must be conducted in a manner that avoids actual or potential conflicts of interest with the Trust and its shareholders. Access Persons shall not use their positions, or any investment opportunities presented by virtue of such positions, to the detriment of the Trust and its shareholders.

3.	SUBSTANTIVE RESTRICTIONS

The following substantive restrictions are imposed on personal trading activities:

(A)

Investments in Initial Public Offerings and Limited Offerings.[2] Investment Personnel are generally prohibited from participating in IPOs and Limited Offerings. However, an Investment Person may participate in an IPO or a Limited Offering if he or she obtains written approval from the Chief Compliance Officer before directly or indirectly acquiring Beneficial Ownership in any securities in an IPO or Limited Offering. The Chief Compliance Officer may approve the participation of an Investment Person in an IPO or Limited Offering if he or she determines that, in view of the nature of the security, the nature of the offering, the market for such security, and other factors deemed relevant, such participation by the Investment Person will not create a material conflict with the Trust. A record of any decision to permit investment by an Investment Person in an IPO, including the reasons for the decision, shall be kept in accordance with the requirements of Section 7 below.

(B)	Disgorgement. Any profits derived from securities transactions in violation of paragraph (A) shall be forfeited and paid to the Trust for the benefit of its shareholders.

4.	REPORTING REQUIREMENTS

To enable the Trust to determine with reasonable assurance whether the provisions of Rule 17j-1(a) and this Code of Ethics are being observed by its Access Persons, the following reporting requirements apply, except as noted in sub-section (D) below.3

(A)	Initial Holdings Report. Within 10 days after a person becomes an Access Person, he or she shall disclose in writing, in a form acceptable to the Chief Compliance Officer, all direct or indirect Beneficial Ownership interests of such Access Person in Covered Securities. Information to be reported must be current as of a date no more than 45 days prior to an individual becoming an Access Person and is to include:

(1)	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

[2]

Any Investment Personnel otherwise subject to a code of ethics compliant with Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act adopted by an investment adviser need not comply with this provision of the Code.

[3]

Any report required to be submitted pursuant to this Section 4 may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the securities to which the report relates. Reports under this Code of Ethics shall not relieve any Access Person from responsibility to report other information required to be reported by law or to comply with other applicable requirements of the federal and state securities laws and other laws.

(2)	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(3)	The date the report is submitted by the Access Person.

(B)	Quarterly Transaction Report. Each Access Person shall report in writing to the Chief Compliance Officer within 30 days of the end of each calendar quarter in a form acceptable to the Chief Compliance Officer:

(1)	With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership:

(i)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price of the Covered Security at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	The date that the report is submitted by the Access Person.

(2)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(i)	The name of the broker, dealer or bank with whom the Access Person established the account;

(ii)	The date the account was established; and

(iii)	The date that the report is submitted by the Access Person.

(C)	Annual Holdings Report. Each Access Person shall report annually, in a form acceptable to the Chief Compliance Officer, no later than January 31 of each year, the following information, which must be current as of December 31 of the prior calendar year:

(1)	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

(2)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(3)	The date the report is submitted.

(D)	Exceptions from Reporting Requirements.

(1)	An Access Person need not submit reports pursuant to this Section 4 with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(2)	An Access Person need not make a Quarterly Transaction Report with respect to transactions effected pursuant to an Automatic Investment Plan.

(3)	Any Access Person of the Trust who is also an “access person” (as that term is defined in Rule 17j-1) of an investment adviser to the Trust need not submit reports pursuant to this Section 4 provided that such person is otherwise subject to a code of ethics compliant with the terms of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act adopted by such investment adviser.

(4)	Any Access Person of the Trust who is also an “access person” (as that term is defined in Rule 17j-1) of a principal underwriter to the Trust need not submit reports pursuant to this Section 4 provided that:

(i)	The principal underwriter is not an affiliated person of the Trust or any investment adviser of the Trust; and

(ii)	The principal underwriter has no officer, director or general partner who serves as an officer, director or general partner of the Fund or of any investment adviser of the Fund.

(5)	A trustee of the Trust who is not an “interested person” of the Trust (as defined in Section 2(a)(19) of the 1940 Act), and who would be required to make a report solely by reason of being a trustee of the Trust, need not make:

(i)	An Initial Holdings Report or an Annual Holdings Report; and

(ii)	A Quarterly Transaction Report unless the trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Trust, should have known that, during the 15-day period immediately preceding or after the trustee’s transaction in a Covered Security, the Trust purchased or sold such Covered Security or the Trust considered purchasing or selling the Covered Security.

(6)	An Access Person need not make a Quarterly Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements received by the Trust with respect to the Access Person provided such broker trade confirmations or account statements are received by the due date required for a Quarterly Transaction Report and broker trade confirmations or account statements contain all of the information required to be included in the Quarterly Transaction Report.

5.	ENFORCEMENT

(A)	If the Chief Compliance Officer (or his or her delegate) determines that a violation of this Code of Ethics may have occurred, before making a final determination that a material violation has been committed by an individual, the Chief Compliance Officer (or his or her delegate) may give such person an opportunity to supply additional information regarding the transaction in question.

(B)	If the Chief Compliance Officer (or his or her delegate) determines that a material violation of this Code of Ethics has occurred, he or she shall promptly report the violation to the Board. The Board, with the exception of any person whose transaction is under consideration, shall take such actions as they consider appropriate, in addition to any disgorgement required pursuant to Section 3(B) hereof, including, among other things, a letter of sanction, suspension, or termination of the employment of the violator.

(C)	No person shall participate in a determination of whether he or she has committed a violation of this Code of Ethics or in the imposition of any sanction against himself or herself. If, for example, a securities transaction of the Chief Compliance Officer (or his or her delegate) is under consideration, a Trustee of the Trust designated for this purpose by the Board or, in the absence of such designation, the Chairman of the Trust’s Nominating and Governance Committee, shall act in all respects in the manner prescribed herein for the Chief Compliance Officer.

6.	REPORTS TO THE BOARD

The Chief Compliance Officer (or his or her delegate) shall provide to the Board no less frequently than annually, and the Board must consider, a written report that, to the extent not previously provided in a written report to the Board:

(A)	describes any issues arising under this Code of Ethics since the last report to the Board, including, but not limited to, information about material violations of this Code of Ethics and any sanctions imposed in response to the material violations; and

(B)	certifies that the Trust has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

7.	RECORDKEEPING

The Trust shall maintain the following records at its principal offices as follows:

(A)	This Code of Ethics and any related procedures, and any Code of Ethics that has been in effect during the past five years shall be maintained in an easily accessible place;

(B)	A record of any violation of this Code of Ethics and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

(C)	A copy of each report under this Code of Ethics by (or duplicate brokerage statements and/or confirmations for the account of) an Access Person, to be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

(D)	A record of all persons, currently or within the past five years, who are or were required to make or to review reports made pursuant to Section 4, to be maintained in an easily accessible place;

(E)	A copy of each report by the Chief Compliance Officer to the Board, to be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(F)	A record of any decision, and the reasons supporting the decision, to approve an acquisition by an Investment Person of securities offered in an Initial Public Offering or in a Limited Offering, to be maintained for at least five years after the end of the fiscal year in which the approval is granted.

8.	APPROVAL REQUIREMENTS

This Code of Ethics and any material changes must be approved by the Board. Before initially retaining any Service Provider, the Board must approve the code of ethics of such Service Provider (unless the Service Provider is not required by Rule 17j-1 to adopt a code of ethics), and must approve any material change to that code of ethics within six months after the adoption of the change. Each such approval must be based on a determination that the code of ethics in question contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1. Before approving this Code of Ethics, a Service Provider’s code of ethics or any amendment thereto, the Board must receive a certification from the relevant entity that it has adopted procedures reasonably necessary to prevent Access Persons from violating the applicable code of ethics.

Adopted: